Exhibit (k) (1)

BROKERAGE AND SERVICING AGREEMENT

     THIS BROKERAGE AND SERVICING AGREEMENT (the “Agreement”) is made and entered into as of February 11, 2003, by and between PATRIOT CAPITAL FUNDING, INC., a Delaware corporation (“Broker”), and WILTON FUNDING, LLC, a Delaware limited liability company (“Wilton Funding”).

Recitals

     A. Broker is engaged in the business of originating, arranging and servicing debt and equity securities (or options or warrants to acquire equity securities) (collectively, “Investments”) of middle market companies (“Obligors”).

     B. Wilton Funding purchases Investments for its own account for long-term investment, the production of income and possible long-term capital appreciation.

     C. Wilton Funding and iStar Financial, Inc., a Maryland corporation (“iStar”), have entered into a certain Credit Agreement dated as of February 11, 2003 between Wilton Funding and iStar (as amended, modified, supplemented and restated from time to time, the “Credit Agreement”). Capitalized terms used in this Agreement that are not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

     D. Broker and Wilton Funding are desirous of entering into an arrangement whereby Broker will, on a non-exclusive basis, offer Investments to Wilton Funding, as described in this Agreement and subject to the terms and conditions of the Credit Agreement.

Statement of Agreement

       In consideration of the recitals and covenants contained herein, the parties hereto agree as follows:

§1. Origination of Investments.

     (a) Broker agrees to use commercially reasonable efforts on a non-exclusive basis to originate, arrange, close and service Investments identified primarily by Broker that meet the investment parameters established by Wilton Funding (the “Underwriting and Credit Standards”) set forth on Exhibit A attached hereto. With respect to each proposed Investment, Broker shall collect, obtain and assemble the initial due diligence and underwriting information (the “Initial Due Diligence Information”) described on Exhibit B attached hereto, and, after receiving a signed term sheet (as described below), the additional due diligence and underwriting information required by Wilton Funding as a condition of reviewing a proposed Investment (the “Additional Due Diligence Information”) described on Exhibit C attached hereto and made a part hereof. The Initial Due Diligence Information and Additional Due Diligence Information are collectively referred to herein as the “Due Diligence Information”. After receiving a signed term sheet, Broker shall enter into initial and final negotiations with the Obligors as to the terms of the Investment.

     (b) Upon Wilton Funding’s request, Broker shall prepare the Transaction Approval Request and Loan Funding Request for an Investment for timely submission thereof by Wilton Funding to iStar in accordance with the provisions of the Credit Agreement. Broker agrees to use its best efforts to propose Investments that conform to the Underwriting and Credit Standards. Broker shall also be responsible for closing the Investments, at no cost or expense to Wilton Funding, using such law firms and closing agents as may be approved in writing by Wilton Funding from time to time.

     (c) With respect to any Investment originated by Broker and offered to Wilton Funding, Broker shall be free to offer all or part of such proposed Investment to any other Person (other than an Affiliate of Broker); provided, however, that (i) during the period commencing on Broker’s submission of a proposed Investment to Wilton Funding and continuing until Broker’s receipt of a disapproval notice from Wilton Funding, Broker shall not submit the Investment proposal to any other Person without the consent of Wilton Funding and (ii) Wilton Funding shall have a right of first refusal to purchase the full amount (or any partial amount it may elect) of each Investment originated or arranged by Broker during the term of this Agreement. If Wilton Funding elects to purchase less than the full amount of any Investment originated by Broker, then prior to the closing of such purchase, Broker shall disclose to Wilton Funding in writing the names of all other proposed purchasers of such Investment and the material terms of each such proposed transaction. Broker shall maintain a log of each Investment offered to Wilton Funding hereunder and the names of the ultimate purchasers thereof, if any. Broker shall provide Wilton Funding with an updated copy of such log on not less than a quarterly basis.

§2. Investment Approval Process.

     (a) Wilton Funding agrees to timely review each Investment submitted to it by Broker and to notify Broker whether or not Wilton Funding: (i) wishes to receive a term sheet for such Investment; (ii) desires additional information concerning such Investment; or (iii) does not wish to pursue such Investment. The parties hereto acknowledge and agree that (A) Broker shall be solely responsible for structuring and negotiating the terms of each Investment, (B) Wilton Funding’s responsibilities with respect to the origination, structuring, negotiation and closing of each Investment shall be limited to reviewing the information regarding such Investment provided to it by Broker and advising Broker of its election of one of the three options set forth in the immediately preceding sentence, and (C) Wilton Funding shall not participate in any way in negotiating the terms of any Investment with the applicable Obligor. Wilton Funding acknowledges and agrees that, in connection with the negotiation of the structure and terms of each Investment with the applicable Obligor, Broker may, from time to time, consult with Philan LLC and/or Kilgore Consulting CPM LLC. If Wilton Funding declines to pursue an Investment in a particular Obligor submitted to it by Broker, then for a period of at least one year thereafter, Broker shall not submit to Wilton Funding any other proposed Investments in such Obligor.

     (b) Should Wilton Funding elect to receive a term sheet, Broker shall prepare a proposed term sheet for Wilton Funding’s approval. If Wilton Funding notifies Broker that the proposed Investment and term sheet have been approved, Broker shall be authorized to issue the proposed term sheet to the proposed Obligor, subject to such further negotiations between Broker and the Obligor (within the scope of the Underwriting and Credit Standards) as Broker may deem necessary, provided that Broker shall have no authority to bind Wilton Funding to any agreement, and any modifications negotiated by Broker to the approved proposed term sheet that deviate in any material respect from the term sheet shall require the express approval of Wilton Funding. The final, negotiated term sheet (as approved by Wilton Funding) shall be delivered by Broker to the proposed Obligor, with a copy thereof to Wilton Funding.

     (c) Upon receipt from a proposed Obligor of an approved, executed term sheet, Broker shall provide to Wilton Funding the Additional Due Diligence Information (indicated on Exhibit C attached hereto, including, but not limited to, the final investment summary, credit investigation/reports, market study and site visit).

     (d) If Wilton Funding approves the Additional Due Diligence Information, Broker shall prepare and deliver to the proposed Obligor a proposed loan commitment (in the form approved by Wilton Funding), in accordance with the terms of the executed term sheet. Broker agrees to use its best efforts to negotiate and coordinate the proposed Obligor’s execution and delivery of the commitment letter. Any changes to the commitment letter and term sheet that deviate in any material respect from the term sheet shall require the approval of Wilton Funding. At no time shall Broker have, nor represent to any party that it has, the authority to bind or commit Wilton Funding to make or acquire any Investment.

§3. Investment Closings.

     (a) Broker shall use commercially reasonable efforts to close or cause the closing of the Investment within the terms of the commitment letter agreed to by Broker, Wilton Funding and the Obligor. Any commitment letter delivered by Broker to an Obligor of a proposed Investment shall not be binding upon Wilton Funding until Wilton Funding shall have executed such commitment letter. Broker shall be responsible for delivering the signed commitment letter to the Obligor with respect to each Investment in the form and substance approved by Wilton Funding.

     (b) Upon obtaining an approved, executed commitment letter, Broker agrees to compile and provide to Wilton Funding its analysis and approval of the closing information and documents (the “Closing Checklist”) described on Exhibit D attached hereto and made a part hereof. Counsel approved by Wilton Funding shall be responsible for reviewing and approving the closing information and documents referenced on the Closing Checklist. Broker shall be responsible for coordinating the negotiation of the closing documents, the satisfaction of the Closing Checklist requirements and coordinating the closing of the Investments, subject to the approval of Wilton Funding.

     (c) Each Investment shall be documented, in accordance with Standard Customer Loan Documentation and the Transaction Approval Request, provided that Wilton Funding may, but shall not be obligated to, subscribe to any Investment that is not, in its reasonable judgment, in material conformity with the Standard Customer Loan Documentation and Transaction Approval Request.

     (d) Broker shall schedule the initial funding of an Investment upon its obtaining Wilton Funding’s approval of the execution of the required Investment closing documents and other documents described in the Closing Checklist and any additional documents and information specified in the executed debt investment. Broker shall deliver to Wilton Funding or its designated custodian (i) the originals of all Investment closing documents, (ii) the originals or copies (if only copies are obtained) of the other documents described in the Closing Checklist and Investment Commitment and (iii) the Broker closing file in accordance with the terms and provisions of the Custodial Agreement.

§4. General Standards.

     (a) In performing its services pursuant to this Agreement, Broker agrees to act pursuant to customary industry standards and practices, and, if and to the extent applicable, in accordance with the provisions of the Credit Agreement, the Custodial Agreement and the Security Documents, receipt of copies of which agreements Broker hereby acknowledges. Wilton Funding acknowledges that, as provided in Section 6 hereof, Broker may also act as broker or agent on behalf of, and perform services for, other parties with respect to Investments and other transactions, and Broker shall owe Wilton Funding no fiduciary duty or duty of loyalty with respect to such transactions or services, except to disclose such arrangements to Wilton Funding in any transaction to which Wilton Funding is a party.

     (b) Broker shall be an independent contractor with respect to, and shall have no authority to act on behalf of or in the name of, Wilton Funding, except as expressly contemplated herein. Without limiting the generality of the foregoing, Broker shall (i) conduct all of its business solely in its own name, (ii) maintain its books and records separate from those of any other Person, (iii) prepare its financial statements separately from any other Person, (iv) not commingle its funds or assets with those of any other Person, and (v) not hold itself out nor identify itself as a division or affiliate of any other Person.

§5. Asset Management and Administration of Investments.

     (a) Broker agrees to perform and provide such asset management services for Wilton Funding as may be reasonably requested by Wilton Funding from time to time (the “Asset Management Services”).

     (b) Wilton Funding shall administer or cause its designee to administer all Investment disbursements pursuant to the documents evidencing each Investment (the “Investment Documents”). Wilton Funding or its designee will be the owner of each Investment and will have sole authority to agree to modifications, amendments, consents or waivers with respect to the terms set forth in the Investment Documents in Wilton Funding’s sole discretion. Except as otherwise agreed in writing by Wilton Funding,

Broker shall have no power or authority to bind Wilton Funding to any such modification, amendment, consent or waiver.

     (c) Upon the happening of any event of default by an Obligor under its Investment Documents, Wilton Funding may, at its sole option, take action (or direct Broker on its behalf to take) any action or forbear from taking any action as to the enforcement of its rights and remedies under the Investment Documents, including, without limitation, acceleration of the Investment and foreclosure of any mortgage or deed of trust or other security interest securing the Investment.

     (d) Broker, as part of the Asset Management Services, agrees to cooperate with and assist Wilton Funding, to the extent reasonably requested by Wilton Funding, in the enforcement of Wilton Funding’s rights and remedies in connection therewith or in connection with any workout activities. Upon the happening of any event that would constitute an event of default under the Investment Documents evidencing an Investment of which Broker is aware, Broker agrees to deliver prompt written notice thereof to Wilton Funding.

     (e) If and to the extent requested by Wilton Funding and permitted under the applicable Investment Documents, Broker, as part of the Asset Management Services, agrees to cause one or more of its employees to serve as an observer of the meetings of the Board of Directors of each Obligor and any committees thereof or, if consented to by Broker in its sole discretion, as a member of the Board of Directors of such Obligor and any committees thereof. In such event, Broker shall use reasonable efforts to keep Wilton Funding adequately informed as to all matters discussed at such meetings that are material to Wilton Funding’s Investment in such Obligor.

     (f) Broker agrees to prepare and deliver to Wilton Funding such periodic reports (the “Asset Management Reports”) of its activities and Asset Management Services at such times and in such form as may be reasonably requested by Wilton Funding from time to time.

     (g) Broker agrees to keep Wilton Funding informed and apprised of the status of each Investment, including the status of loan defaults or circumstances which could lead to a loan default and such other facts as Wilton Funding may reasonably request.

     (h) Broker agrees to keep proper and reasonable books and records of its activities with respect to the Investments and to permit Wilton Funding and its representatives and lenders to inspect such books and records upon reasonable notice during regular business hours.

     (i) Broker agrees to deliver (or cause to be delivered) to Wilton Funding or its designated custodian all agreements, documents and instruments representing, evidencing or securing each Investment, as well as the related application, underwriting and due diligence documents (such as Financial statements, appraisals, market studies, title commitments and title policies, surveys, environmental reports and insurance policies and certificates). At the request of Wilton Funding, Broker shall keep copies of any of such documents or information. Broker agrees that it will not represent to any party that it is the owner of any portion of an Investment. Any original documents with respect to an Investment which are in the possession of Broker shall be held by Broker in trust for the account and benefit of Wilton Funding until such documents are delivered to Wilton Funding or its designated custodian as provided herein.

     (j) Broker hereby acknowledges that Wilton Funding, Broker, iStar and the Custodian have entered into a certain Custodial Agreement dated February 11, 2003 (the “Custodial Agreement”) pursuant to which the Custodian has agreed to hold the Loan Files as custodian for, and bailee of, iStar in order to perfect iStar’s security interest in the same. Broker further acknowledges that (i) pursuant to a certain Collateral Assignment of Undertakings under Servicing Agreement dated February 11, 2003 by Wilton Funding in favor of iStar (the “Collateral Assignment”), Wilton Funding has collaterally assigned its rights and remedies under this Agreement to iStar as security for Wilton Funding’s obligations under the Credit Agreement and (ii) Broker has consented to the terms of such assignment. Upon the occurrence and continuance of an Event of Default, Broker agrees to accept performance hereunder by iStar and to take direction hereunder from iStar in accordance with the provisions of the Collateral Assignment.

     (k) In the event that any payment or funds remitted by an Obligor with respect to an Investment are received by Broker or Broker otherwise collects any funds with respect to an Investment (other than fees earned by Broker), Broker shall (i) hold such funds in trust in a segregated account, (ii) not commingle the same with any other funds held or owned by it and (iii) promptly (no later than 2 Business Days) remit such funds to Wilton Funding or its designee with a description of the proper application of the funds with respect to the Investment. Broker agrees to instruct Obligors to make their payments to and remit funds to Wilton Funding or Wilton Funding’s designee at the address provided in the Investment Documents.

     (l) Broker agrees that it will not, without the prior written consent of Wilton Funding, assign its responsibilities under this Agreement.

     (m) Broker agrees to maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties against liability, loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Wilton Funding and will deliver evidence thereof to Wilton Funding. Broker shall cause Wilton Funding, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Wilton Funding, to be named as an additional insured in the case of all liability insurance for the benefit of Wilton Funding. Broker represents and warrants to Wilton Funding that it currently maintains all insurance described above. In the event that Broker fails to provide Wilton Funding with evidence of the insurance coverage required under this Agreement, Wilton Funding may purchase insurance at Broker’s expense to protect Wilton Funding’s interests.

     (n) Broker shall cause Timothy Hassler and/or Richard Buckanavage, together or individually, to be officers of Broker and to manage the day-to-day activities and policies of Broker. To the extent that Mr. Hassler and/or Mr. Buckanavage are employed by Broker, the failure of any such employee to own, directly or indirectly, at all times during the term of this Agreement, at least 33% of the aggregate economic interests in Arch Management, LLC, a Delaware limited liability company, shall be deemed to be an Event of Default hereunder. Broker shall promptly provide Wilton Funding and iStar with copies of any employment agreements and amendments thereto between Broker and any employees of Broker.

     (o) As soon as possible and in no event later than three (3) Business Days after any manager or principal executive officer of Broker knows of the occurrence or existence of any actual or threatened litigation, suits, claims or disputes against Broker involving potential monetary damages payable by such Person of $250,000 or more (alone or in the aggregate), Broker shall provide Wilton Funding (with a copy to iStar) with a written statement of such manager or officer of Broker setting forth the details of such litigation, suit, claim or dispute and the action, if any, which Broker proposes to take with respect thereto.

     (p) Broker hereby represents, warrants, acknowledges and agrees that it has no ownership, security interest or other interest whatsoever in the PICCA.

     (q) Broker agrees to prepare and deliver to Wilton Funding (with a copy to iStar) monthly reports of the compensation, fees and expense reimbursement payments received by Broker hereunder.

     (r) Wilton Funding acknowledges and agrees that Broker has or will enter into a consulting agreement with Philan LLC and that Philan LLC may, from time to time, provide consulting services to Broker in connection with the structuring and negotiation of the terms of Investments with potential and existing Obligors.

       §6. Fees and Expenses. Subject to the limitations set forth in the Credit Agreement, Broker shall be entitled to the following compensation with respect to its services in connection with this Agreement.

     (a) Placement Fees from Obligors. Broker shall be entitled to receive placement fees from Obligors in such amounts as may be agreed upon among Wilton Funding, Obligors and Broker in connection with the approval of each Investment by Wilton Funding.

     (b) Servicing Fees from Obligors. Broker shall be entitled to receive servicing fees from Obligors in such amounts as may be agreed upon in connection with the approval of each Investment by Wilton Funding, which may be paid over the scheduled term of the Investment or upon funding thereof.

     (c) Investment Origination Fees from Wilton Funding. Broker shall be entitled to receive investment origination fees from Wilton Funding in such amounts as may be agreed upon in connection with the approval of each Investment by Wilton Funding.

     (d) Asset Management Fees from Wilton Funding. Broker shall be entitled to receive asset management fees from Wilton Funding in such amounts as may be agreed upon in connection with the approval of each Investment by Wilton Funding, which may be paid over the scheduled term of the Investment or upon funding thereof.

     (e) Expense Reimbursement. Broker shall be entitled to be reimbursed by Obligors for its direct, out-of-pocket expenses incurred with respect to the origination, closing and servicing of the Investments and the negotiation, preparation and closing of the Credit Agreement and each Loan made thereunder. Broker agrees that it is not to receive a reimbursement for its general overhead and personnel expense.

     (f) Certain Limitations. In no event shall the annual and cumulative fees received by Broker pursuant to the provisions of §§6(a) through (d) above exceed the limitations set forth in §5.02(s) of the Credit Agreement.

     (g) Subordination. The payment of the compensation, fees, expense reimbursement payments and other amounts owing by Wilton Funding to Broker hereunder (collectively, “Broker Payments”) is and shall be expressly subordinate and junior in right of payment to the prior payment in full in cash of all amounts owed by Wilton Funding to iStar under the Credit Agreement. Notwithstanding the foregoing, so long as no PICCA Default has occurred and is continuing, Wilton Funding may, from time to time, pay or cause to be paid to Broker, and Broker may accept and retain, payment of all Broker Payments, as and at the time when each of the same is due and payable hereunder and in accordance with and subject to the provisions of the Credit Agreement.

     (h) Disclosure of Fees. Broker shall promptly disclose in writing to Wilton Funding the dollar amount, nature and material terms of any placement, servicing or other fees paid or payable to Broker by any Obligor or other third party.

       §7. Representations, Warranties and Covenants of Wilton Funding. Wilton Funding represents and warrants to, and covenants with, Broker that:

     (a) Wilton Funding is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Wilton Funding has full power, authority and legal right to (i) execute, deliver, perform and observe the provisions of this Agreement and all other instruments provided for herein to which it is a party and (ii) carry out the transactions contemplated in this Agreement.

     (b) The execution and delivery of this Agreement, and the consummation by Wilton Funding of each of its transactions and obligations contemplated hereby, have been duly and validly authorized by all necessary action of Wilton Funding; and this Agreement has been duly executed and delivered by Wilton Funding.

     (c) The execution and delivery of this Agreement, compliance with the provisions hereof, and the consummation of the transactions herein contemplated have not and will not result in (i) a breach or violation of any law or government rule or regulation applicable to Wilton Funding now in effect, any provision of its governing documents, any judgment, order or decree applicable to Wilton Funding of any court, arbitrator, administrative agency or other governmental authority, or any agreement or instrument to which Wilton Funding is a party or by which any of it is bound or (ii) the acceleration of any obligation of Wilton Funding.

     (d) No approval, authorization, consent, or other action of, or filing with, any governmental body is required for the execution and delivery by Wilton Funding of this Agreement or the performance or consummation by Wilton Funding of the transactions contemplated hereby.

     (e) There are no suits or proceedings pending or, to the best knowledge of Wilton Funding, threatened in any court or before any regulatory commission, board or other administrative agency against or affecting Wilton Funding which, if adversely determined, would have a material adverse effect on its financial condition or its ability to fulfill its obligations hereunder.

       §8. Representations, Warranties and Covenants of Broker. Broker represents and warrants to, and covenants with, Wilton Funding that:

     (a) Broker is a corporation duly organized and validly existing under the laws of the State of Delaware. Broker has full corporate power, authority and legal right to (i) execute, deliver, perform and observe the provisions of this Agreement and all other instruments provided for herein to which it is a party and (ii) carry out the transactions contemplated in this Agreement.

     (b) The execution and delivery of this Agreement, and the consummation by Broker of each of its transactions and obligations contemplated hereby, have been duly and validly authorized by all necessary action of Broker; and this Agreement has been duly executed and delivered by Broker.

     (c) The execution and delivery of this Agreement, compliance with the provisions hereof, and the consummation of the transactions herein contemplated have not and will not result in (i) a breach or violation of any taw or government rule or regulation applicable to Broker now in effect, any provision of the certificate of incorporation or bylaws of Broker, any judgment, order or decree applicable to Broker of any court, arbitrator, administrative agency or other governmental authority, or any agreement or instrument to which Broker is a party or by which any of them is bound or (ii) the acceleration of any obligation of Broker.

     (d) No approval, authorization, consent, permit or other order or action of, or filing with, any governmental body is required for the execution and delivery by Broker of this Agreement or the performance or consummation by Broker of the transactions contemplated hereby.

     (e) There are no suits or proceedings pending or, to the best knowledge of Broker, threatened in any court or before any regulatory commission, board or other administrative agency against or affecting Broker which, if adversely determined, would have a material adverse effect on its financial condition or its ability to fulfill its obligations hereunder.

§9. Indemnification.

     (a) Wilton Funding and its affiliates and each of their respective managers, directors, officers, independent contractors, consultants, employees, members, shareholders and lenders (individually, a “Key Party” and collectively, the “Key Parties”) shall be indemnified by Broker against any claims, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (each, a “Key Party Loss”) sustained by a Key Party (a) in connection with the failure of Broker to perform any obligation contained herein or arising from the negligence or willful misconduct of Broker or (b) arising from any warranty or representation made by Broker which is untrue in any material respect.

     (b) Subject to the provisions of §6(g) hereof, Broker and its affiliates and their respective officers, managers, directors, independent contractors, employees, members and shareholders (individually, a “Broker Party”) shall be indemnified by Wilton Funding against claims, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (each, a “Broker Loss”) sustained by a Broker Party (i) in connection with the failure of Wilton Funding to perform any obligation contained herein or arising from the negligence or willful misconduct of Wilton Funding or (ii) arising from any warranty or representation made by Wilton Funding herein which is untrue in any material respect.

     (c) In order to induce Wilton Funding to enter into this Agreement and iStar to execute the Credit Agreement, and for other valuable consideration, the receipt and sufficiency of which Broker hereby acknowledges, Broker hereby agrees to indemnify and hold iStar, together with its affiliates, predecessors, successors, parents, subsidiaries, agents, attorneys, officers, employees, directors, shareholders and assigns (collectively, the “iStar Indemnified Parties”) harmless from and against any and all claims, causes of action, suits, losses, damages, costs and expenses (including, without limitation, all defense costs and expenses) incurred by or asserted against any of the iStar Indemnified Parties as a result of, or arising out of or in connection with any cause of action, suit, proceeding or claim made, asserted or brought by or on behalf of any Person (other than a Credit Party) directly or indirectly in connection with any Permitted Investments which are held, acquired, made or maintained by Wilton Funding or Broker or any activity, act, omission or failure to act on the part of Broker in the conduct of its business or otherwise; except in each case if and to the extent the same directly arises from or directly relates to a material breach of any material representation, warranty, covenant, agreement or obligation of iStar under the Credit Documents or from the gross negligence or intentional misconduct of any iStar Indemnified Party (collectively, the “iStar Indemnified Claims”).

     §10. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT OR OTHER STATEMENTS OR ACTIONS OP EITHER PARTY. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN (OR HAS HAD THE OPPORTUNITY TO BE) REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN MAKING THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED BY IT. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTY TO ENTER INTO THIS AGREEMENT AND ANY RELATED AGREEMENT OR DOCUMENT AND THIS WAIVER SHALL BE EFFECTIVE AS TO EACH SUCH OTHER AGREEMENT OR DOCUMENT AS IF FULLY INCORPORATED THEREIN.

§11. Termination.

     (a) The initial term of this Agreement shall be for a period of nine (9) years, subject to an automatic extension of one year in the event that the Extension Option is exercised in accordance with the provisions of the Credit Agreement. The term of this Agreement shall be renewed for successive one-year terms unless at least thirty (30) days before the expiration of the then-current term either party shall give notice to the other of its election not to renew this Agreement.

     (b) Notwithstanding the foregoing, a party hereto may terminate this Agreement as between the notifying party (the “Notifying Party”) and a non-performing party (the “Defaulting Party”) upon written notice to the Defaulting Party (which notice shall be given as provided in §13 hereof) if, prior thereto, (i) the Defaulting Party has failed to observe or perform in any material respect any of the covenants or agreements on the part of the Defaulting Party to be performed under this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure requiring the same to be remedied shall have been given to the Defaulting Party; provided that if such failure is of such nature that it cannot be corrected within such 30-day period, such failure shall not constitute a basis for termination so long as the Defaulting Party institutes curative action within such 30-day period and diligently pursues such action to completion; (ii) the Defaulting Party has been grossly negligent or guilty of fraud with respect to the performance or nonperformance of the Defaulting Party’s duties, obligations and undertakings hereunder; (iii) any of the representations and warranties of the Defaulting Party contained herein are incorrect in any material and adverse respect as of the date actually made; or (iv) as between the Notifying Party and the other party, if an Event of Default (as defined below) has occurred with respect to the other party.

     (c) Any of the following acts or occurrences shall constitute an “Event of Default” with respect to a party hereto under this Agreement:

     (i) The filing of a petition or the entry of a decree or order for relief by a court having jurisdiction in respect of a party in an involuntary case under the applicable bankruptcy laws, as now or hereafter in effect, or any other present or future applicable bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of a party or of any substantial part of its property, or ordering the winding up or liquidation of the affairs of a party and the continuance of any such proceeding, decree or order unstayed and in effect for a period of sixty (60) consecutive days;

     (ii) The commencement by a party of a voluntary case under the applicable bankruptcy laws, as now or hereafter in effect, or any other present or future applicable bankruptcy, insolvency or similar law, or the consent by a party to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of a party or of any substantial part of its property or the making by a party of an assignment for the benefit of creditors or the failure by a party generally to pay its debts as such debts become due or the taking of corporate, partnership or other entity action by a party in furtherance of any of the foregoing; and

     (iii) The failure of any representation or warranty of a party made in a certificate, report or contract delivered pursuant hereto or in connection herewith to be true in all material respects when made and which causes a material damage to the other party hereto.

     (d) The termination of this Agreement shall not affect any rights that have accrued to either Party hereto prior to the date when the termination became effective including the right to receive a fee or reimbursement. Upon termination of this Agreement, Broker promptly shall deliver or cause to be delivered all books, records, reports, documents and other information which it and/or its affiliates or agents possess to Wilton Funding and cooperate with Wilton Funding in any transfer of Broker’s responsibilities hereunder.

§12. Confidentiality.

     (a) Mutual Confidentiality Agreement. In connection with the performance of this Agreement by the parties hereto, each of the parties will receive certain confidential information from the other. For purposes of this Agreement, any information furnished or made available to a party relating to the financial condition, results of operations, business, underwriting standards, customers, properties, assets, liabilities or prospects of that party or any of its affiliates that is not publicly available, unless it becomes publicly available due to wrongful disclosure by the other party, is collectively referred to as “Confidential Information.” Each of the parties hereby agrees that, except as permitted or contemplated herein, it will not use, nor disclose to any third party (other than to Wilton Funding’s actual and prospective investors, and to its actual and prospective Obligors, and to their respective existing and prospective owners), the Confidential Information of the other or any portion thereof or any notes, summaries or other material derived from the Confidential Information. The obligations of confidentiality and nondisclosure imposed upon a party by this section of this Agreement shall not apply when: (a) the Confidential Information disclosed to that party was in the aggregate in the public domain at the time of disclosure, or any time after disclosure has become (except by breach of this Agreement or through other improper means) a part of the public domain by publication or otherwise; (b) disclosure is required by law or court order, provided that the disclosing party gives written notice of any governmental request, legal process or court order received by it compelling such disclosure immediately upon receipt thereof and in any event before any disclosure in response thereto; or (c) disclosure is made pursuant to the prior written consent of the other party hereto. Each of the parties acknowledges that the disclosure of any of the Confidential Information in contravention of the provisions hereof would irreparably damage the other and that the other party has the right to seek all remedies at law and/or equity to minimize such damage. The obligations of confidentiality and nondisclosure imposed upon a party by this section of this Agreement shall apply to such party’s officers employees, agents, contractors, partners, directors, shareholders, members, and any other person gaining access to any Confidential Information through such party.

     (b) Disclosure of Information about iStar. Broker agrees to maintain the confidentiality of the structure, pricing, terms and conditions of iStar’s relationship to Wilton Funding including the identity of iStar except as expressly provided in the Credit Agreement. Broker will not disclose, or allow any of its Affiliates to disclose, any information regarding the structure, pricing, terms and conditions of the Credit Agreement or the transactions contemplated thereunder to any person or entity other than (x) disclosures compelled pursuant to judicial or governmental process and (y) disclosures to Wilton Funding’s investors, attorneys involved in the documentation of the transaction with iStar and Wilton Funding’s accountants, provided such investors, attorneys and accountants execute and deliver a confidentiality agreement satisfactory to iStar pursuant to which such persons or entities agree to comply with the confidentiality restrictions set forth herein and in the Credit Agreement. Broker may disclose to Wilton Funding’s actual and prospective investors, and to its actual and prospective Obligors, and to their respective existing and prospective owners only, iStar’s identity and involvement as Wilton Funding’s debt funding source so long as such information is disclosed privately and identified by Broker as being confidential. Broker shall be expressly prohibited from discussing or disclosing iStar’s identity and involvement as Wilton Funding’s funding source in any public forum, press release or other broader-based media or conference without the prior written consent of iStar and Wilton Funding.

       §13. Notices. Any notices or communications required or permitted hereunder (each, a “Notice”) shall be in writing and shall be deemed to be given on (i) the date same is delivered by hand, (ii) if sent by mail, three (3) days after being deposited in the mail, first class, certified mail, return receipt requested, with proper postage prepaid, (iii) if sent by an overnight delivery service such as Federal Express, one (1) day after being deposited with such service or (iv) if transmitted by telefax, the date of transmission with confirmation; and:

     (a) If to Broker, addressed to:

Patriot Capital Funding, Inc.
Sixty One Wilton Road – Second Floor
Westport, Connecticut 06880
Attn: Timothy W. Hassler
Telefax No.: (203) 221-8253

with a copy to:

Morrison, Cohen, Singer & Weinstein, LLP
750 Lexington Avenue
New York, New York 10022
Attn: Brian B. Snarr, Esq.
Telefax No.: (212) 735-8848

     (b) If to Wilton Funding, addressed to:

Wilton Funding, LLC
Teekay House, Bayside Executive Park
West Bay Street and Bleak Road
POB AP 59213
Nassau, Bahamas
Attn: Lindsay Cancino
Telefax No.: (242) 502-8840

with copies to:

Kilgore Consulting CPM, LLC
Sixty One Wilton Road – Second Floor
Westport, Connecticut 06880
Attn: I. Joseph Massoud
Telefax No.: (203) 221-8253

                    and

Squire, Sanders & Dempsey L.L.P.
312 Walnut Street, Suite 3500
Cincinnati, Ohio 45202
Attn: Stephen C. Mahon, Esq.
Telefax No.: (513) 361-1201

§14. Miscellaneous.

     (a) Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (b) Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be determined to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law. The parties shall replace any such invalid or unenforceable provision with a valid provision which most nearly conforms to their original intent.

     (c) Waiver. The failure of any party at any time to require performance of any provision of this Agreement shall not affect the right of such party to require the performance of that provision or any other provision in the future. No waiver by any party with respect to a breach of any provision of this Agreement shall be construed as a waiver with respect to any continuing or subsequent breach of that provision or as a waiver of any other right under this Agreement.

     (d) Binding Effect. This Agreement shall inure to the benefit of and be binding upon Wilton Funding and Broker and their respective representatives, transferees, successors and assigns, subject to the limitations on assignment otherwise set forth in this Agreement.

     (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws rules.

     (f) Amendment. No provision of this Agreement may be changed, waived, discharged or discounted, except in writing signed by the parties hereto and consented in writing to by iStar to the extent required under the provisions of the Credit Agreement.

     (g) Assignment. Broker may not sell, assign or transfer its interests under this Agreement without the prior written consent of Wilton Funding. Broker and Wilton Funding hereby acknowledge and agree that Wilton Funding has granted to iStar a security interest in all of Wilton Funding’s rights, title and interest in, to and under this Agreement as security for Wilton Funding’s obligations under the Credit Agreement.

     (h) Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in any person’s being deemed a third party beneficiary of this Agreement. Notwithstanding the foregoing, iStar is an intended third party beneficiary of this Agreement and shall have the right to enforce the provisions of the same against Broker, including, without limitation, the provisions of Section 9(c) hereof.

     (i) No Partnership or Joint Venture. No joint venture or partnership is intended by this Agreement and the parties hereto shall be considered independent contractors and not joint venturers, nor shall they have any rights or obligations of joint venturers or partners. Except as expressly provided in this Agreement, Broker is not and shall not, for any purposes, be deemed to be an agent of Wilton Funding, and Broker shall have no right or power to act on behalf of Wilton Funding or to bind Wilton Funding to any agreement with any third party.

     (j) Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement as to the subject matter hereof and is the complete and exclusive statement thereof, notwithstanding any representations or statements to the contrary heretofore made.

     (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PATRIOT CAPITAL FUNDING, INC.,		WILTON FUNDING, LLC,
a Delaware corporation		a Delaware limited liability company

By:	/s/ ALAN B. OFFENBERG	By:

Name: ALAN B. OFFENBERG		Name:

Title: PRESIDENT		Title: